Exhibit 99.1

Press Release	Source: Mobile Reach International, Inc.

Mobile Reach Announces an Almost 600% Increase in Preliminary Second Quarter Revenues
Tuesday February 3, 11:15 am ET

CARY, N.C., Feb. 3 /PRNewswire-FirstCall/ — Mobile Reach International, Inc., (OTC Bulletin Board: MBRI – News) a product and services company that focuses on integrating mobility solutions, today announced an update for its operating activities for the second quarter ending January 31, 2004.

Mobile Reach International, Inc., Chief Executive Officer Michael J. Hewitt issued the following statement, “It has been a quarter of dramatic change for our Company. We have been executing against the strategy set forth one year ago in our enterprise business units. We expect the coming quarters to be even brighter as we start to recognize the revenues from the Waves’ Consulting Group acquisition.”

During the second Quarter of 2004 Mobile Reach International, Inc. and its subsidiaries generated approximately $335,000 in total revenue compared to $56,000 the previous quarter ending October 31, 2003. As a result, Mobile Reach International, Inc. enters its third quarter foreseeing similar customer growth both on the enterprise and Small to Medium Business (SMB) markets.

About Mobile Reach:

Mobile Reach International (MRI) is a product and services company focused on providing mobile business solutions throughout the United States and Europe. The product offerings are used to extend and integrate business applications to mobile platforms. Additionally, our wide range of service offerings includes a myriad of support functions including the definition, selection, implementation and utilization of mobile business solutions. Visit http://www.mobilereach.com.

Forward-Looking Statements:

Certain statements in this news release may constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.

Contact Information: Investor Relations Mobile Reach International, Inc. Phone: 1.919.469.6990 ir@mobilereach.com

Source: Mobile Reach International, Inc.